UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 10, 2010
Date of Report – (Date of earliest event reported)

CHEM RX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51518	20-2938469
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Park Place
Long Beach, New York 11561
(Address of principal executive office, including zip code)

(516) 889-8770
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 – Bankruptcy or Receivership.

On May 11, 2010, Chem Rx Corporation (“Chem Rx”) and its direct and indirect subsidiaries B.J.K. Inc., ChemRx New Jersey, LLC, ChemRx/Salerno’s, LLC, ChemRx-Boca Raton, LLC and ChemRx Care, LLC (collectively with Chem Rx, the “Debtors”) filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case Nos 10-11567 through 10-11572).  The Debtors continue to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

Item 2.04 – Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 10, 2010, the administrative agent under Chem Rx’s First Lien Credit and Guaranty Agreement, dated as of October 26, 2007 (as amended, supplemented, restated or otherwise modified through the date hereof, the “Credit Agreement”), delivered to Chem Rx a notice of acceleration which under the terms of the Credit Agreement (a) terminated the commitments thereunder, and (b) made the entire principal amount of the loans outstanding, together with accrued interest thereon and all fees and other obligations accrued under the Credit Agreement and certain other loan documents, equal to an alleged aggregate of approximately $103,000,000, immediately due and payable.

The ability of the creditors of the Debtors to exercise remedies to enforce their rights against the Debtors under the debt instruments and other agreements described above is automatically stayed as a result of the filing of the Debtors’ chapter 11 cases, and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

Item 8.01 – Other Events.

On May 11, 2010, Chem Rx issued a press release describing the Debtors’ chapter 11 filing. The press release is incorporated as Exhibit 99.1.

Item 9.01 – Financial Statements and Exhibits.

Number	Description

99.1	Press Release dated May 11, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHEM RX CORPORATION

Dated: May 12, 2010	By:	/s/ Gary M. Jacobs
Name: Gary M. Jacobs
Title: Chief Financial Officer

EXHIBIT INDEX

Number	Description

99.1	Press Release dated May 11, 2010